Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Inc. Withdraws Fourth Quarter 2008 Guidance

MILWAUKEE, WI, USA, December 22, 2008 – Manpower Inc. (NYSE: MAN) announced today that due to continued declines in the global labor markets and changes in foreign currencies, it is withdrawing its revenue and earnings guidance for the fourth quarter of 2008.

Jeffrey A. Joerres, Manpower Inc. Chairman and Chief Executive Officer, commented, “We continue to see further weakening in demand for our services in most of our markets due to the deteriorating economic environment. We anticipate that demand for our services will be especially weak in December as we are hearing that many of our light industrial clients are taking prolonged plant shut downs around the holidays compared to last year."

In connection with its third quarter earnings release on October 21, 2008, the Company estimated a fourth quarter revenue decline of 9 to 11%, or 5 to 7% in constant currency. During the two months ended November 30, 2008, the Company experienced a revenue decline of 20%, or 11% in constant currency, compared to the prior year period. On an average daily basis revenues declined 17%, or 8% in constant currency.

As a result of the weaker operating environment, the Company is taking measures to align its cost base with the lower revenue levels. Accordingly, the Company plans to take a restructuring charge in the fourth quarter related to employee severance and office closure costs.

Joerres further stated that "the Company's liquidity and financial strength is strong. As of the end of November the company had cash of $675 million and total debt of $857 million, bringing our net debt position to $182 million, an improvement of $158 million so far this quarter. This gives us greater flexibility and more resilience during these challenging economic times."

In conjunction with this release, Manpower will hold a conference call on Monday, December 22, 2008 at 8:30 a.m. CST (9:30 a.m. EST). Interested parties are invited to listen to the broadcast live over the Internet by logging on to http://investor.manpower.com.

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Manpower Inc. • 100 Manpower Place, Milwaukee, WI  53212 • USA • Phone +1.414.961.1000 • www.manpower.com

Manpower Inc. Withdraws Fourth Quarter 2008 Guidance/Page 2

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. Celebrating its 60th anniversary in 2008, the $21 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower's worldwide network of 4,500 offices in 80 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at http://www.manpower.com/.

Forward-Looking Statements

This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results.  The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements.  Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2007, which information is incorporated herein by reference.

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